EXHIBIT 99.1

PEOPLES BANCORP INC. (Nasdaq: PEBO)
TELECONFERENCE CALL TO DISCUSS FIRST QUARTER 2007 EARNINGS
Thursday, April 26, 2007     11:00 am local time

Facilitator:
Good morning, and welcome to Peoples Bancorp’s conference call.  My name is Doug, and I will be your conference facilitator today.  Today’s call will cover Peoples Bancorp’s discussion of results of operations for the quarter ended March 31, 2007.

Please be advised all lines have been placed on mute to prevent any background noise.  After the speakers’ remarks, there will be a question and answer period.  If you would like to ask a question during this time, simply press star and number one on your telephone keypad and questions will be taken in the order they are received.  If you would like to withdraw your question, press star 2.

This call is also being recorded.  If you object to the recording, please disconnect at this time.

Please be advised that the commentary in this call may contain projections or other forward-looking statements regarding future events or Peoples’ future financial performance. These statements are based on management’s current expectations. The statements in this call which are not historical fact are forward-looking statements and involve a number of risks and uncertainties, including, but not limited to, the interest rate environment; the effect of federal and/or state banking, insurance, and tax regulations; the effect of technological changes; the effect of economic conditions; the impact of competitive products and pricing; and other risks detailed in Peoples’ Securities and Exchange Commission filings.  Although management believes that the expectations in these forward-looking statements are based on reasonable assumptions within the bounds of management's knowledge of Peoples’ business and operations, it is possible that actual results may differ materially from these projections.  Peoples disclaims any responsibility to update these forward-looking statements.

Peoples’ 1st quarter 2007 earnings statement was released this morning and is available at peoplesbancorp.com.

This call will include about 20 minutes of prepared commentary, followed by a question and answer period, which I will facilitate.  An archived webcast of this call will be available on peoplesbancorp.com.

Peoples Bancorp’s participants in today’s call will be Mark Bradley, President and Chief Executive Officer and Carol Schneeberger, Chief Financial Officer and Treasurer, and both will be available for questions following opening statements.

Mr. Bradley, you may begin your conference.

Mr. Mark Bradley:
Thank you.  Good morning, and welcome to our conference call.  We appreciate your interest in Peoples Bancorp.

Today, we reported first quarter 2007 net income of $5.6 million or 53 cents per share compared to $5.9 million or 56 cents per share for the same period last year.  On a comparative basis, pre-tax income was lower by about $600,000 due primarily to higher loan loss provision of $355,000 and lower “profit-sharing”, or contingency income, of $242,000 typically received in the first quarter of each year by our insurance agency.

First quarter 2007 return on average assets and equity were 1.22% and 11.59% respectively, and we also increased our quarterly dividend to 22 cents per share, a penny more than the linked quarter.  This increase is in line with our long history of dividend growth.

Compared to the fourth quarter of ‘06, or linked quarter, one of our first quarter highlights was our stable net interest income and net interest margin, which were $13.5 million and 3.32% respectively.  Our expectation was some compression of margin due to competitive reasons and the flat to inverted yield curve.  Net interest margin remaining stable was due to good core deposit growth coupled with increased investment portfolio cash flows that enabled us to pay down higher cost sources of funding.

However, we still expect net interest income and margin to be challenged in the second quarter and for the remainder of 2007, as some maturing liabilities re-price at higher current market rates, plus competition remains fierce for both loans and deposits in our markets.  We also expect a decrease in loans during the second quarter, as we have identified the potential for $34 million of commercial loan payoffs that may occur from two commercial customers.  Due to the size of these loans and the fact the capital markets and other much larger banks are aggressively going after deals, we had expected these loans to pay off sometime in ‘07, but it is now more apparent the loans will pay off by the end of the second quarter.  About $20 million of those loans is a single loan relationship in our “Commercial/Other” category on our balance sheet, while the other is a construction loan for a hotel.  So there is a possibility of some shrinkage in our balance sheet in the second quarter.

On the liability side, we continue to look to control funding costs when possible.  Earlier this week we redeemed our $7 million variable rate trust preferred securities and its current 9.10% interest rate, and replaced this funding with lower cost borrowings.  This redemption will have a minimal impact on our risk based capital ratios and is expected to have a small positive effect on net interest income and margin going forward.

Our sensitivity analysis shows that we remain liability sensitive in the one-year time horizon.  Assuming “flat” earning asset levels, our modeling data projects some net interest margin contraction to the range of the mid to upper 3.20’s for the second quarter of 2007.  This projection accounts for the known re-pricings of some maturing liabilities and the replacement of the trust preferred securities with lower cost borrowings; however, it does not take into account any possible loan payoffs or investment security calls.   If the $34 million in commercial loan payoffs mentioned earlier were to pay off as expected, and are not replaced, we could conceivably expect additional margin compression of another basis point and a reduction of real net interest income in the $140,000 dollar range in the second quarter of ‘07.

Now back to loans … a major highlight of the first quarter was improved asset quality. At March 31, 2007, nonperforming loans comprised just 0.53% of total loans, compared to 0.88% at the end of ‘06.  Nonperforming assets were only $6 million, representing 0.32% of total assets.  In addition, loan delinquencies, including those loans 30 or more days past due, were only 1.06% of loans at March 31, compared to 1.30% at the end of the year.  Our asset quality has traditionally been a key strength, and we’re pleased that our ratios have returned to more historical, lower levels.

Provision for loan losses was $623 thousand for the first quarter while net charge-offs were $619 thousand, or 0.22% of average loans on an annualized basis.  Both gross charge-off and recovery volumes were higher than last year first quarter.  The major factor in the gross charge-off increase was a group of loans pertaining to two specific customer relationships, that together comprised approximately $1 million of the $1.6 million charged-off during the period.  About $700,000 of the chargeoffs were related to a single commercial loan relationship and about $300 thousand that were related to consumer credit lines which were also charged off.  Offsetting these increased chargeoffs was a commercial loan recovery of about $600 thousand relating to a group of commercial loans charged off in 2002, which explained most of the increase in recoveries over the prior year quarter.

We believe that overall asset quality is strong due to our underwriting practices that stress quality over growth, and we will determine future allowance for loan loss levels based on our ongoing, in-depth portfolio analysis.  Future provision for loan losses could be lower due to the expected larger than normal commercial loan payoffs expected in the second quarter of this year; however, such predictions are hard to make because of the many factors that go into our loan loss reserve analysis.

Now I will ask Carol Schneeberger, our CFO, to share her comments in regards to other income and expense items for the first quarter …

Ms. Carol Schneeberger:
Thanks Mark.

Our non-interest income for the quarter grew 10% over the linked quarter and was flat compared with 2006’s first quarter.  Much of the linked quarter increase was due to $794 thousand in insurance profit sharing, or contingency income, which is earned annually during the first quarter of the year and based on a combination of factors, including production volumes and the loss experience of our insurance portfolio for the prior year.  Although lower than last year, 2007’s contingency revenues were still strong and exceeded our expectations by about 30%.

Our regular property and casualty insurance income was up 3% over the prior year quarter and 4% over the linked quarter, which is impressive in a competitive insurance market that has seen decreasing commission opportunity during the past year as insurance carriers price their products more aggressively on the property and casualty side.  Also, revenues from fiduciary activities were up 19% over the prior year quarter, due primarily to growth in assets under management.

E-banking revenues, which included bankcard interchange income from debit cards, were up 19% over the prior quarter due to increased customer activity, and we also saw 22% year-over-year growth in mortgage banking income.  These increases were tempered by lower deposit account service charges, some of which is attributable to a more stringent new account screening process that reduces our exposure to losses from checking and overdraft charge-offs.  All in all, we are pleased with our first quarter 2007 non-interest income results, as we are progressing on our strategy to become less dependent on interest rate driven revenue sources.

On the expense side, operating expenses for the first quarter of 2007 were $13.3 million, up 2% from first quarter 2006, due primarily to higher salaries and benefit costs from normal annual salary increases and related payroll costs.  Typically first quarter expenses are also higher than other quarters due to higher incentive pay accruals from increased seasonal income and other factors.

These increases were offset somewhat by lower spending in association with our direct mail and free gift deposit campaign and the timing of charitable contributions, which added up to lower marketing expense.  Card services expenses were also up over the prior year quarter, in concert with increased customer bankcard activity.  We expect non-interest expense levels for the remainder of 2007 to be comparable to the first quarter.

Back to the balance sheet … we saw good growth in quarter end retail deposit balances, excluding brokered CDs, of approximately $43 million over the linked quarter.  This growth was primarily in interest bearing deposits and some of it was seasonal in nature due to tax revenues flowing into public funds accounts, but we’ve also been successful in attracting regular business and personal deposits with our competitive “Peoples Plus Money Market” account and short-term CD specials.  We also had modest increases in our non-interest bearing balances of $1 million during the first quarter.  Personal non-interest balances were up about $7.5 million on the continued strength of our direct mail and gift campaigns, but these gains were tempered by reductions in business non-interest bearing balances.

As we expected, first quarter loan growth was minimal, as gains in commercial real estate, regular commercial, and indirect personal loans were offset by declines in real estate construction and 1-4 family real estate loans, plus some commercial loan payoffs occurred as expected.  Total balances at March 31, 2007 were up $3 million over the linked quarter end.  As mentioned before, we expect loan growth to be challenged in the second quarter of 2007 and throughout the rest of the year, particularly in light of the possible $30+ million in commercial loan payoffs anticipated in the second quarter.

And now I will turn it back to Mark for his final comments:

Mr. Mark Bradley:
Thank you Carol.

On the business expansion side, during the first quarter, we broke ground on construction of a new full-service banking office in Huntington, West Virginia.  This facility will provide customers in one of our more economically vibrant markets with a flagship Peoples Bancorp location that complements our “universal financial services” offering of banking, insurance, and investments in the Huntington community.  The office is scheduled to open sometime toward the end of 2007 and will house a full-service retail bank branch with an ATM and drive-through facility.   This expansion is just one example of our strategy to allocate resources to markets with good potential for future growth.

In addition to these types of expansion activities to promote future revenue growth, we are also continually seeking ways of increasing shareholder value.  To that end, we have been pursuing a strategy to return our balance sheet to a more traditional asset mix by using cash flows from our investment portfolio to fund new loans and pay down borrowings.  We have also been focused on growing deposits to replace higher-cost sources of funding as our asset growth allows.

We are also looking at ways to optimize the return on our balance sheet in this tough interest rate environment, and have naturally de-leveraged the balance sheet by a few million dollars already here in the second quarter, using some lower-yielding investment maturities to pay down higher-cost borrowings.  We think this is a prudent course of action until the interest rate curve steepens, or at least the direction of the curve becomes clearer.

We have also been more active this year with treasury stock purchases under the stock repurchase plan approved by Peoples Bancorp’s board of directors late last year.  During the 1st quarter, Peoples repurchased a total of 170,000 common shares, or 40% of the 425,000 shares authorized under the 2007 plan.  Additional purchases could occur in the remainder of 2007 as a means of enhancing shareholder return through management of our capital position.

Looking back on the first quarter of 2007, we reported solid earnings for the quarter highlighted by stable net interest income and margin, improved asset quality, good core deposit growth and expansion of non-interest revenues outside of seasonal insurance contingency income.  Loan growth was minimal, but slightly improved asset yields offset increases in our cost of funding.  Expense growth was expected, but occurred in a measured manner.

In the second quarter of 2007, we look for net interest income to again be pressured by repricing of some liabilities to higher rates, plus the expected commercial loan payoffs will also negatively impact margin, unless we can quickly replace those loans, which is not expected.  Asset quality has improved, and provision for loan losses will be extremely difficult to predict in light of those possible loan payoffs.  Non-interest income and therefore earnings per share will likely be lower in the second quarter due to the non-recurrence of seasonal insurance agency contingency income realized in the first quarter.

We do not look for the interest rate curve to change much in 2007 and therefore our earnings on a going forward basis will not change much either from the $2.01 to $2.05 range we disclosed at our last conference call.  If we see the curve return to a more normal shape, and short-term rates decrease, we would expect our earnings to improve as a result.  We will continue to manage Peoples Bancorp for the long-term while making the best of a challenging interest rate environment.

This concludes our commentary, and we will open the call for questions.  Once again, this is Mark Bradley and joining me for the Q and A session will be Carol Schneeberger our Chief Financial Officer.

I will now turn the call back into the hands of our call facilitator.  Thank you.

Question and Answer Session

Facilitator:
Thank you.  If you would like to ask a question at this time, please press “star” then the number “one” on your telephone keypad.  We’ll pause for just a moment to comprise the Q&A roster.

Our first question comes from the line of Jason Warner with Howe Barnes.  Please proceed with your question.

Mr. Warner:
Good morning everybody.

The Group:
Hi Jason.

Mr. Warner:
First question is regarding the potential loan payout and I guess what I’m kind of curious, quantify that, you said $35 million and two credits.  How does that compare with payouts you didn’t realize in the first quarter?  And if it’s a lot more, I’m curious what does the pipeline look in terms of replacing some of that?

Mr. Bradley:
The pipeline is not as strong as $35 million.  We did have payoffs in the first quarter that we told you about when we had our last conference call.  So those did occur and I would say they were in the $15 million dollar range.  These two credits as I said earlier, we thought they would pay off this year but now it is becoming more apparent they will pay off in the second quarter.  And our pipeline is not big enough right now to replace that divot in the second quarter.  It would take a while to replace that.

Mr. Warner:
Okay.  And you made some comments regarding the impact to margin and net interest income if this does go and you can’t replace it.  And I missed it.  What did you say?  You said that your margin guidance didn’t include this.

Mr. Bradley:
Correct.

Mr. Warner:
What did you say?

Mr. Bradley:
If those loans payoff we probably, assuming they pay off in the middle of May or the middle of the second quarter, we probably see net interest income go down by $140,000, maybe $150,000, for that quarter.  So obviously for a full quarter it would be larger than that.  Obviously, we are looking to try to replace those loans but it will take time to do that under our underwriting standards.

Mr. Warner:
Okay.  And you said one of those was a hotel construction loan.  How long was that on the books and what is the status in terms of it being completed?  I mean, theoretically you would have lost that loan anyway to maturity.

Mr. Bradley:
Correct.  We thought that would go to the capital markets after a stabilization period of several months.  The hotel is complete.  It has been stable for one month and the capital markets are calling.

Mr. Warner:
Okay.

Mr. Bradley:
It shows the aggressiveness of the capital markets.

Mr. Warner:
All right, and then one last question.  With regard to the contingency income, is there a corresponding compensation expense associated with that?  Does any of that money end up going out the agencies you guys have?  Or does that all stay at Peoples?

Mr. Bradley:
It’s a good question Jason.  It’s not commissionable income in the classic sense to our producers.  It does have a small impact on the earn-outs that we are still in the final year of on our insurance agency acquisitions.  It does have an impact on our overall corporate incentive accrual because it’s such a chunk of income in one quarter.  But it doesn’t really get paid out to the producers in the classic sense.  But it does raise our costs a little bit in the first quarter.

Mr. Warner:
Okay.  Thank you.

Mr. Bradley:
It’s a good question.

Facilitator:
Again I would like to remind everyone, in order to ask a question, please press “star” and the number “one” on your keypad.

We have a follow up question from the line of Jason Warner.  Please proceed with your question.

Mr. Warner:
Thank you.  Since nobody else has any questions, I guess I’m kind of curious on the redemption of the trust preferred.  You said you are replacing that with other borrowings.  I’m just kind of curious, what kind of spread pick up you get on that.

Mr. Bradley:
It’s a good question again.  The overnight borrowings to the Federal Home Loan Bank are 5.25%.  So that’s our standard fall back.  We are looking at other things like structured repos that would be lower than that or even some other borrowings at the Federal Home Loan Bank that have gone lower than 5.25%.  So we looked at it that it would be replaced at the high end right now at 5.25%.  It could be lower than that.

Mr. Warner:
Okay.  And then also, I think you had said at the end of your comments that your EPS guidance was the same as it was at the last conference call.  Is that correct?

Mr. Bradley:
That is correct.

Mr. Warner:
Okay.  Thank you.

Mr. Bradley:
Thank you.

Facilitator:
Our next question comes from the line of Daniel Arnold with Sandler O’Neil.  Please proceed with your question.

Mr. Arnold:
Hey guys, how’s it going?

The Group:
Hi Dan.

Mr. Arnold:
Hey, a couple of things.  First, on the credit quality side, you mentioned that if these commercial payoffs do come about, you can see the provision comes down a bit.  I was just wondering how you were thinking on the reserve level.  You know, would we see any change to those with a large commercial pay down?  Or you know, I guess, I tend to look at the reserve to loan ratio.  But are you pretty confident?

Mr. Bradley:
There are so many factors in that Dan, and one of the factors is loan growth.  So obviously the flip side of that would be loan contraction.  It’s a pretty complex formula that we go through.  Those loans just by their nature had a few hundred thousand dollars of reserve tied to them.  The real test would be what loan growth could we produce in the second quarter.  Would other loans get better, get worse.  It’s really hard to predict and that’s why we’re real careful on how we talk about it.  Obviously, you know, you think that if loans go down that strongly and reserves are tied to it and if nothing else changes provision could come down.  But that’s a too simplistic way to look at because of all the factors that go into our loan loss reserve analysis.

Mr. Arnold:
And all the specific reserves, with respect that, I guess you would not have…..

Mr. Bradley:
Yeah, these loans did not have what I call specific reserves on them because they weren’t troubled type loans.  They are just through the normal analysis, but you know our lenders are working very hard and have very good leads.  It’s just that we don’t have a pipeline that I know of, of $34 million dollars that’s going to close by June 30.  But, stranger things have happened.  We have made some construction loan commitments that will start having money go out the door and fund those, so we hope to see some loan growth but not, meaning outside that $35 million dollar payoff that we think will happen.

Mr. Arnold:
And then, just for the respect of the services charges on deposits, I think you mentioned that you guys had a more stringent account screening process.  I just want to see what exactly that meant.  And ask you just to explain that.

Ms. Schneeberger:
We have a system that we use to evaluate our clients that apply for new accounts.  We just tightened that up just a little bit.  And we’re seeing the results of that.

Mr. Arnold:
So does that mean, I mean you guys, you know, for opening up deposit accounts you guys have, you know, a screening process whether or not you allow people to do that or is this an overdraft protection program you know, I guess you need to apply for.

Ms. Schneeberger:
That is correct.  There are different levels that we apply to the new account process and whether or not a customer may or may not qualify for overdraft protection or overdraft privilege.  And, then whether or not they qualify for an account at all, because of their status with prior relationships.

Mr. Bradley:
Yeah Dan.  As much as I hate to say it, we do actually turn deposits away because they won’t qualify.

Mr. Arnold:
That was going to be kind of my next question.

Mr. Bradley:
Yeah, it’s kind of a credit check concept, but it does work well.  I think it has reduced our charge-offs in that area.  So it’s worked well.  I think we have to find that balance of making sure we have to serve our customers and keep loan quality where it should be.

Mr. Arnold:
Was that implemented in the first quarter?

Mr. Bradley:
It was actually implemented in the first quarter of last year, so we’re starting to see it flow through the system and we’ve seen our charge-offs come down as a result of that.  I think the other thing, and this might just be a weird theory, but you know the first quarter of the year had some tough weather to it, you know, in our part of the world, and I think it kind of stopped the shopping a little bit.  And a lot of people, they didn’t really go out and do what they normally do.  So, I think, you know, a lot of that is based on transaction activity, and I think that slowed down first quarter.  So, maybe some seasonal effect to that lower revenue on that line item.

Mr. Arnold:
And then, just kind of a last question, on the CFO search.  Is there any kind of an update on, you know, what you guys have planned going forward.

Mr. Bradley:
Yeah, we’re going to, as I’ve thought about it.  We’re going forward with a permanent CFO search.  It will probably be in the next month or two.  We’re in good hands with Carol, and I don’t say that just because she’s in the room.  But, she and her team have really done a nice job.  So we’re not in a position where we have to go out and hire someone.  So we’re in a position where we can take our time and find a permanent CFO over the next several month period.

Mr. Arnold:
Have you guys hired a recruiter yet?

Mr. Bradley:
At the risk of having a bunch of recruiters listening to this, I think we have identified recruiters, plural, but I don’t think we have hired one yet.  By the way, if any recruiters are listening, call our HR guy and not me.

Mr. Arnold:
Well, I appreciate that guys. Thanks for taking the questions.

Mr. Bradley:
Thanks Dan.

Facilitator:
There are no further questions in the queue at this time.  Do you have any closing comments?

Mr. Bradley:
Yes, I do Doug.  Thank you and I want to thank everyone for participating.  Please remember that our earnings release and a webcast of this call will be archived on peoplesbancorp.com, under the Investor Relations section.  Thank for your time and have a great day.

Facilitator:
Ladies and Gentleman, this does will conclude today’s teleconference.  Thank you for your participation.  You may disconnect your lines at this time.

END